Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Second Quarter Dividend

May 18, 2009, Hampton, VA Old Point Financial Corporation (“OPOF” – Nasdaq) has declared a quarterly dividend of $0.10 per share of common capital stock to be paid on June 30, 2009, to shareholders of record as of June 1, 2009.

The dividend for the preceding quarter was $0.17 per share of common capital stock. Old Point executives say the second-quarter reduction was made to maintain the bank’s capital at a high level.

“With continued instability in the economy, we feel it’s prudent to take this step to preserve capital,” said Robert F. Shuford, Chairman and President of Old Point Financial Corporation. “Careful management has been Old Point’s tradition for 86 years,” Shuford said. “With the probability of an additional FDIC assessment expense and the unsettled economy, we believe it’s important to take measures that keep capital at a high level. This maintains the bank on a sound footing and it allows us to continue to lend and be ready to take advantage of future business opportunities.”

The FDIC increased assessments for deposit insurance in 2009, and has announced an additional special assessment to safeguard the nation’s depositary institutions effective as of third quarter of 2009.

Old Point National Bank opened for business in 1923 and has operated continuously and under local management ever since.

Old Point Financial Corporation (“OPOF” – Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 20 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information contact Lani Chisman Davis at Old Point National Bank at 757- 728-1286.

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